Exhibit 10.10

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made between Bicycle Therapeutics, Inc., a Delaware corporation (the “Company”), and Nicholas Keen (the “Executive” and collectively with the Company the “Parties”) and is effective as of (and is conditioned upon) the closing of the first underwritten public offering of the equity securities of Bicycle Therapeutics Limited pursuant to an effective registration statement under the Securities Act of 1933, as amended, occurring on or before June 30, 2019 (the “Effective Date”).  This Agreement amends, restates and supersedes the terms of the January 3, 2017, Employment Agreement (the “Prior Agreement”) between the Company and the Executive, except that the Parties acknowledge and agree that Sections 4.3 through 4.15 of the Prior Agreement are not altered by the terms of this Agreement, shall remain in full force and effect and are reproduced for reference in Section 8 herein.  Except with respect to Sections 4.3 through 4.15 of the Prior Agreement and the Equity Documents defined below), this Agreement supersedes in all respects all prior agreements between the Executive and the Company regarding the subject matter herein, including without limitation any offer letter, employment agreement or severance agreement.

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the new terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.                                      Employment.

(a)                                 Term.   The Company shall employ the Executive and the Executive shall be employed by the Company pursuant to this Agreement commencing as of the Effective Date and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”).  The Executive’s employment with the Company will continue to be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement.

(b)                                 Position and Duties.  During the Term, the Executive shall serve as the Chief Scientific Officer of the Company and shall have such powers and duties as may from time to time be prescribed by the Chief Executive Officer and/or the Board of Directors of the Company (the “Board”).  The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company.  Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not interfere with the Executive’s performance of the Executive’s duties to the Company.  To the extent applicable, the Executive shall be deemed to have resigned from all officer and board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates upon the termination of the Executive’s employment for any reason.  The Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

2.                                      Compensation and Related Matters.

(a)                                 Base Salary.  The Executive’s initial base salary shall be paid at the rate of  $380,000 per year.  The Executive’s base salary shall be reviewed annually by the Board.  The base salary in effect at any given time is referred to herein as “Base Salary.”  The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for executive officers.

(b)                                 Incentive Compensation.  During the Term, the Executive shall be eligible to receive cash incentive compensation as determined by the Board from time to time.  The Executive’s initial target annual incentive compensation shall be 35 percent of the Executive’s Base Salary (the “Target Bonus”).  The actual amount of the Executive’s annual incentive compensation, if any, shall be determined in the sole discretion of the Board or the Compensation Committee, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time.  Except as otherwise provided herein, to earn incentive compensation, the Executive must be employed by the Company on the day such incentive compensation is paid and must not have given or received notice of termination of employment before or on the bonus payment date.

(c)                                  Expenses.  The Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers.

(d)                                 Other Benefits.  During the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.

(e)                                  Paid Time Off.  During the Term, the Executive shall be entitled to take paid time off in accordance with the Company’s applicable paid time off policy for executives, as may be in effect from time to time.  The Executive shall also be entitled to all paid holidays given by the Company to its executive officers.

(f)                                   Equity.  The equity awards held by the Executive shall continue to be governed by the terms and conditions of the Company’s applicable equity incentive plan(s) and the applicable award agreement(s) governing the terms of such equity awards held by the Executive (collectively, the “Equity Documents”); provided, however, and notwithstanding anything to the contrary in the Equity Documents, Section 6(a)(ii) of this Agreement shall apply in the event of a termination by the Company without Cause or by the Executive for Good Reason, in either case within the Change in Control Period (as such terms are defined below).

3.                                      Termination.  During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the circumstances described in subsections (a) through (e) herein:

(a)                                 Death.  The Executive’s employment hereunder shall terminate upon the Executive’s death.

(b)                                 Disability.  The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 360 days (which need not be consecutive) in any 12-month period.  If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue.  The Executive shall cooperate with any reasonable request of the physician in connection with such certification.  If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive.  Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)                                  Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause.  For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries or affiliates if the Executive were retained in the Executive’s position; ((iii) a breach by the Executive of any of the provisions contained in Section 8 of this Agreement or any of the Restrictive Covenants Provisions; (iv) a material violation by the Executive of the Company’s written employment policies; or (v) failure of the Executive to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d)                                 Termination without Cause.  The Company may terminate the Executive’s employment hereunder at any time without Cause.  Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) shall be deemed a termination without Cause.

(e)                                  Termination by the Executive.  The Executive may terminate the Executive’s employment hereunder at any time for any reason, including but not limited to, Good Reason.  For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary; (iii) a material change in the geographic location at which the Executive provides services to the Company; or (iv) the material breach of this Agreement by the Company.  “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates the Executive’s employment within 60 days after the end of the Cure Period.  If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f)                                   If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Termination Date; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement); and (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Termination Date, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefits”).

4.                                      Notice and Termination Date.

(a)                                 Notice of Termination.  Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(b)                                 Termination Date.  “Termination Date” shall mean:  (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 3(d), the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) other than for Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period.  Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Termination Date and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

5.                                      Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason Outside the Change in Control Period.  During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3, or the Executive terminates the Executive’s employment for Good Reason as provided in Section 3(e), in either case outside of the Change in Control Period, then the Company shall pay the Executive the Accrued Benefits.  In addition, subject to (i) the Executive (or his authorized representative or estate, if the termination is due to the circumstances described in Section 3(a) or 3(b)) signing a separation agreement and release in a form and manner satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities, a reaffirmation of all of the Executive’s Continuing Obligations (as defined below), and a seven (7) business day revocation period: (the “Separation Agreement and Release”), and (ii) the Separation Agreement and Release becoming irrevocable, all within 60 days after the Termination Date (or such shorter period as set forth in the Separation Agreement and Release), which shall include:

(a)                                 the Company shall pay the Executive an amount equal to nine (9) months of the Executive’s Base Salary as of the Termination Date (the “Severance Amount”);

(b)                                 subject to the Executive’s copayment of premium amounts at the active employees’ rate and the Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the nine (9) month anniversary of the Termination Date; (B) the Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company will convert such payments to payroll payments directly to the Executive for the time period specified above.  Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.  For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA; and

(c)                                  notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, if the Executive’s employment is terminated pursuant to Section 3(a) or 3(b) all time-based stock options and other stock-based awards subject to time-based vesting held by the Executive (the “Time-Based Equity Awards”) shall immediately accelerate and become fully exercisable or nonforfeitable as of the later of (i) the Termination Date or (ii) the Effective Date of the Separation Agreement and Release (the “Accelerated Vesting Date”); provided that any termination or forfeiture of the unvested portion of such Time-Based Equity Awards that would otherwise occur on the Termination Date in the absence of this Agreement will be delayed until the Effective Date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein.  Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the Executive’s Termination Date and the Accelerated Vesting Date.

The amounts payable under Section 5(a) and (b), to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over nine (9) months commencing within 60 days after the Termination Date; provided, however, that if the

60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount, to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Termination Date.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

6.                                      Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason Within the Change in Control Period.  The provisions of this Section 6 shall apply in lieu of, and expressly supersede, the provisions of Section 5 regarding severance pay and benefits upon a termination by the Company without Cause or by the Executive for Good Reason if such termination of employment occurs within 12 months after the occurrence of the first event constituting a Change in Control (such period, the “Change in Control Period”). These provisions shall terminate and be of no further force or effect after the Change in Control Period.

(a)                                 Change in Control Period.  During the Term, if during the Change in Control Period the Executive’s employment is terminated by the Company without Cause as provided in Section 3 or the Executive terminates the Executive’s employment for Good Reason as provided in Section 3(e), then, subject to the signing of the Separation Agreement and Release by the Executive (or his authorized representative or estate, if the termination is due to the circumstances described in Section 3(a) or 3(b)) and the Separation Agreement and Release becoming fully effective, all within the time frame set forth in the Separation Agreement and Release but in no event more than 60 days after the Termination Date:

(i)                                     the Company shall pay the Executive a lump sum in cash in an amount equal to the sum of (A) the Executive’s then current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) the Executive’s Target Bonus amount for the then-current year (the “Change in Control Payment”); and

(ii)                                  notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all Time-Based Equity Awards shall immediately accelerate and become fully exercisable or nonforfeitable as of the later of (i) the Termination Date or (ii) the Accelerated Vesting Date; provided that any termination or forfeiture of the unvested portion of such Time-Based Equity Awards that would otherwise occur on the Termination Date in the absence of this Agreement will be delayed until the Effective Date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein.  Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the Executive’s Termination Date and the Accelerated Vesting Date; and

(iii)                               subject to the Executive’s copayment of premium amounts at the active employees’ rate and the Executive’s proper election to receive benefits under

COBRA, the Company shall pay the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the twelve (12) month anniversary of the Termination Date; (B) the Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company will convert such payments to payroll payments directly to the Executive for the time period specified above.  Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.  For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA.

The amounts payable under this Section 6(a)(i) and (iii), to the extent taxable, shall be paid or commence to be paid within 60 days after the Termination Date; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

(b)                                 Additional Limitation.

(i)                                     Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction.  In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code:  (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii)                                  For purposes of this Section 6(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments.  For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii)                               The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Termination Date, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c)                                  Definitions.  For purposes of this Section 6, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following:

(i)                                     any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii)                                  the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iii)                               the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

7.                                      Section 409A.

(a)                                 Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)                                 All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses).  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)                                  To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)                                 The Parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  Each payment pursuant to this Agreement or the Restrictive Covenants Provisions is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).  The Parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)                                  The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

8.                                      Restrictive Covenants.  The Company and the Executive agree that the Restrictive Covenants were entered into on January 3, 2017 for valuable and sufficient consideration, are reproduced here for reference, remain unaltered in all material respects and remain in full effect.

(a)                                 Terms of the Restrictive Covenants

(i)                                     Violation of Restrictive Covenants.  Without limiting the remedies provided to the Company and its Affiliates hereunder, upon the Executive’s breach of any of the Restrictive Covenants (as defined below), the Company will have no obligation to continue to pay or provide any of the severance compensation or benefits under this Agreement (other than the Accrued Benefits) and Executive shall repay to the Company any severance compensation or benefits under this Agreement after any such breach first occurred (other than the Accrued Benefits).

(ii)                                  Restrictive Covenants.  The restrictive covenants contained in Sections 8(a) and 8(b) are the “Restrictive Covenants.”  The Company and the Executive agree that such Restrictive Covenants are essential and narrowly tailored to preserve the goodwill of the business of the Company and its Affiliates, to maintain the confidential and trade secret information of the Company and its Affiliates, and to protect other legitimate business interests of the Company and its Affiliates, and that the Company would not have entered into this Agreement or any Equity Document without the Executive’s agreement to the Restrictive Covenants.  For purposes of the Restrictive Covenants, each reference to “Company,” “Company Group” and “Affiliate,” shall also refer to the predecessors and successors of the Company, the members of the Company Group and any of their Affiliates (as the case may be).

(iii)                               Non-Competition.  During the period commencing on the Effective Date and ending on the first anniversary of the Termination Date, regardless of the reason for Executive’s termination of employment (the “Restricted Period”), the Executive shall not, anywhere in the United States or the United Kingdom or in any other country in which any member of the Company Group conducts business or as of the Termination Date had plans to conduct business, either directly or indirectly, as a proprietor, partner, stockholder, director, executive, employee, consultant, joint venturer, member, investor, lender or otherwise, engage or assist others to engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control of, or become employed or engaged by any business or entity that (i) carries on research in the field of constrained peptides, including, without limitation, all work in the field of lead constrained peptide identification and optimization and pre-clinical development of constrained peptide therapeutics or (ii) is developing a drug conjugate compound for treating cancer that targets the same target as a drug conjugate compound in development by any member of the Company Group, or (iii) with respect to which any member of the Company Group (with Executive’s knowledge or involvement) has spent significant time or resources analyzing for the purposes of assessing expansion opportunities by any member of the Company Group during the twelve (12) month period prior to the Termination Date (the “Competitive Business”).  Notwithstanding the foregoing, nothing in this subsection (iii) shall prevent the Executive from owning, as a passive investor, up to two percent (2%) of the securities of any entity that are publicly traded on a national securities exchange.

(iv)                              Customer Non-Solicitation.  During the Restricted Period, the Executive shall not (except on the Company’s behalf during Executive’s employment with the Company), anywhere in the United States or the United Kingdom or in any other country in which any member of the Company Group conducts business or as of the Termination Date had plans to conduct business, for purposes of providing products or services that are competitive with those provided by any member of the Company Group, directly or indirectly, on the Executive’s own behalf or on behalf of any other Person, contact, solicit, divert, induce, call on, take away, or do business with (or attempt to do any of the foregoing) any customer or client of any member of the Company Group with whom the Executive had contact within the twelve (12) months prior to the Termination Date.

(v)                                 Employee and Independent Contractor Non-Solicitation.  During the Restricted Period, the Executive shall not (except on the Company’s behalf during the Term of Employment), directly or indirectly, on the Executive’s own behalf or on behalf of any other Person, (i) solicit for employment or engagement or interfere with the employment or engagement of (or attempt to do any of the foregoing) any individual who (a) is employed by, or an independent contractor of, any member of the Company Group at the time of such solicitation, interference or attempt thereof or (b) was employed by, or an independent contractor of, any member of the Company Group within 12 months prior to such solicitation, interference or attempt thereof, or (ii) employ or engage (or attempt to employ or engage) any individual who (a) is employed by, or an independent contractor of, any member of the Company Group at the time of such employment, engagement or attempt thereof or (b) was employed by, or an independent contractor of, any member of the Company Group within 12 months prior to such employment, engagement or attempt thereof.

(vi)                              Non-Disparagement.  During the Term of Employment and at all times thereafter, the Executive shall not, directly or through any other Person make any public or private statements (whether orally, in writing, via electronic transmission, or otherwise) that disparages, denigrates or maligns the Company, including any of the Company’s investors or any of the Parent’s Affiliates (including, without limitation, the Company); any of their respective businesses, activities, operations, affairs, reputations or prospects; or any of their respective officers, employees, directors, partners (general and limited), agents, members or shareholders.  For purposes of clarification, and not limitation, a statement shall be deemed to disparage, denigrate or malign a Person if such statement could be reasonably construed to materially and adversely affect the opinion any other Person may have or form of such first Person.  The foregoing limitations shall not be violated by truthful statements made by the Executive (i) to any governmental authority or (ii) which are in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(vii)                           Confidentiality.  During the Term of Employment and at all times thereafter, the Executive shall not, without the prior express written consent of the Company, directly or indirectly, use on behalf of herself or any Person, or divulge, disclose or make available or accessible to any Person, any Confidential Information, other than when required to do so in good faith to perform the Executive’s duties and responsibilities hereunder while employed by any member of the Company Group or when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power.  In the event that the Executive becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any of the Confidential Information, then prior to such disclosure, the Executive will provide the Board with prompt written notice so that the Company may seek (with the Executive’s cooperation) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.  In the event that such protective order or other remedy is not obtained, then the Executive will furnish only that portion of the Confidential Information which the Executive is advised by the Company’s or the Executive’s own counsel is legally required, and will cooperate with the Company in the Company’s efforts to obtain reliable assurance that confidential treatment will be accorded to the Confidential Information.  In addition, the Executive shall not create any derivative work or other product based on or resulting from any Confidential Information (except in the good faith performance of the Executive’s duties under this Agreement while employed by any member of the Company Group).  The Executive shall also proffer to the Board’s designee, no later than the Termination Date (or upon the earlier request of the Company), and without retaining any copies, notes or excerpts thereof, all property of the Company and its Affiliates, including, without limitation, memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information, that are in the Executive’s actual or constructive possession or which are subject to the Executive’s control at such time.  To the extent Executive has retained any such property or Confidential Information on any electronic or computer equipment belonging to Executive or under the Executive’s control, Executive agrees to so advise Company and to follow Company’s instructions in permanently deleting all such property or Confidential Information and all copies.

(viii)                        Ownership of Inventions.  The Executive acknowledges and agrees that all Company Inventions (including all intellectual property rights arising therein or thereto, all rights of priority relating to patents, and all claims for past, present and future infringement, misappropriation relating thereto), and all Confidential Information, hereby are and shall be the sole and exclusive property of the Company (collectively, the “Company IP”).  The Executive further acknowledges and agrees that any rights arising in the Executive in any Invention Invented by the Executive, whether alone or jointly with others, during the six months following the Termination Date and relating in any way to work performed by the Executive for any member of the Company Group during the Executive’s employment with or service for any member of the Company Group (“Post-employment Inventions”), shall hereby be deemed to be Company Inventions and the sole and exclusive property of the Company; provided, however, that the Board in its sole discretion may elect to compensate the Executive for any Post-employment Inventions.  For consideration acknowledged and received, the Executive hereby irrevocably assigns, conveys and sets over to the Company all of the Executive’s right, title and interest in and to all Company IP.  The Executive acknowledges and agrees that the compensation received by the Executive for employment or services provided to the Company is adequate consideration for the foregoing assignment.  The Executive further agrees to disclose in writing to the Board any Company Inventions (including, without limitation, all Post-employment Inventions), promptly following their conception or reduction to practice.  Such disclosure shall be sufficiently complete in technical detail and appropriately illustrated by sketch or diagram to convey to one skilled in the art of which the Company Invention pertains, a clear understanding of the nature, purpose, operations, and, to the extent known, the physical, chemical, biological or other characteristics of the Company Invention.  The Executive agrees to execute and deliver such deeds of assignment or other documents of conveyance and transfer as the Company may request to confirm in the Company or its designee the ownership of the Company Inventions, without compensation beyond that provided in this Agreement.  The Executive further agrees, upon the request of the Company and at its expense, that the Executive will execute any other instrument and document necessary or desirable in applying for and obtaining patents in the United States and in any foreign country with respect to any Company Invention.  The Executive further agrees, whether or not the Executive is then an employee or other service provider of any member of the Company Group, upon request of the Company, to provide reasonable assistance with respect to the perfection, recordation or other documentation of the assignment of Company IP hereunder, and the enforcement of the Company’s rights in any Company IP, and to cooperate to the extent and in the manner reasonably requested by the Company in any litigation or other claim or proceeding (including, without limitation, the prosecution or defense of any claim involving a patent) involving any Company IP covered by this Agreement, without further compensation but all reasonable out-of-pocket expenses incurred by Executive in performing the Executive’s duties under this subsection (viii) shall be paid by the Company or its designee.  The Executive shall not, on or after the date of this Agreement, directly or indirectly challenge the validity, enforceability or the

Company’s ownership of any Company IP, including without limitation any patent issued on, or patent application filed in respect of, any Company Invention.

(ix)                              Works for Hire.  The Executive also acknowledges and agrees that all works of authorship, in any format or medium, and whether published or unpublished, created wholly or in part by the Executive, whether alone or jointly with others, (i) in the course of, in connection with, or as a result of the Executive’s employment or other service with any member of the Company Group (whether before or after the Effective Date), (ii) at the direction or request of any member of the Company Group, or (iii) through the use of, or that is related to, facilities, equipment, Confidential Information, other Company Inventions, intellectual property or other resources of any member of the Company Group, whether or not during the Executive’s work hours (“Works”), are works made for hire as defined under United States copyright law, and that the Works (and all copyrights arising in the Works) are owned exclusively by the Company and all rights therein will automatically vest in the Company without the need for any further action by any party.  To the extent any such Works are not deemed to be works made for hire, for consideration acknowledged and received, the Executive hereby waives any “moral rights” in such Works and the Executive hereby irrevocably assigns, transfers, conveys and sets over to the Company or its designee, without compensation beyond that provided in this Agreement, all right, title and interest in and to such Works, including without limitation all rights of copyright arising therein or thereto, and further agrees to execute such assignments or other deeds of conveyance and transfer as the Company may request to vest in the Company or its designee all right, title and interest in and to such Works, including all rights of copyright arising in or related to the Works.

(x)                                 Cooperation.  During and after the Executive’s employment, Executive agrees to cooperate with the Company Group in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party concerning issues about which Executive has knowledge or that may relate to the Executive or the Executive’s employment with the Company.  Executive’s cooperation includes, without limitation, being available to the Company Group upon reasonable notice for interviews and factual investigations, appearing in any forum at the Company Group’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company Group pertinent information, and turning over to the Company Group all relevant documents which are or may come into Executive’s possession.  The Company shall promptly reimburse the Executive for the reasonable out of pocket expenses incurred by the Executive in connection with such cooperation.

(xi)                              Injunctive Relief.  The Executive acknowledges and agrees that the Company and its Affiliates will have no adequate remedy at law and would be irreparably harmed if the Executive breaches or threatens to breach any of the Restrictive Covenants.  The Executive agrees that the Company and its Affiliates shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of the Restrictive Covenants, and to specific performance of each of the terms thereof, in each case, in addition to any other legal or equitable remedies that the Company and its Affiliates may have, as well as the costs and reasonable attorneys’ fees it/they incur in enforcing the Restrictive Covenants.  The Executive further agrees that (i) any breach or claimed breach of the provisions set forth in this Agreement, or any other claims the Executive may have against the Company or any of its Affiliates, will not be a defense to enforcement of the Restrictive Covenants, and (ii) the circumstances of the Executive’s termination of employment with the Company will have no impact on the Executive’s obligations to comply with the Restrictive Covenants.  The Restrictive Covenants are intended for the benefit of the Company and each of its Affiliates.  Each Affiliate of the Company is an intended third party beneficiary of the Restrictive Covenants, and each Affiliate of the Company, as well as any successor or assign of the Company or such Affiliate, may enforce the Restrictive Covenants.  The Executive further agrees that the Restrictive Covenants are in addition to, and not in lieu of, any other non-competition, non-solicitation, protection of confidential information or intellectual property, or other restrictive covenants by which Executive may be bound in favor of the Company or any of its Affiliates.

(xii)                           Tolling During Periods of Breach.  The Parties hereto agree and intend that the Restrictive Covenants (to the extent not perpetual) be tolled during any period that the Executive is in breach of any such Restrictive Covenant, so that the Company and its Affiliates are provided with the full benefit of the restrictive periods set forth herein.

(xiii)                        Notification of New Employer.  In the event that Executive performs services for, or is employed by, any other Person following the termination of employment (for any or no reason) with Company or any of its Affiliates, Executive agrees to notify, and consents to the notification by Company and its Affiliates of, such Person of Executive’s Restrictive Covenants.

(b)                                 Definitions Applicable to the Restrictive Covenants. For purposes of this Section 8, the following terms shall have the following meanings:

(i)                                     “Affiliate” means as to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such first Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). For the avoidance of doubt, each member of the Company Group (other than the Company) is an Affiliate of the Company.

(ii)                                  “Company Group” means the Company, the Parent and the direct and indirect Subsidiaries of the Parent.

(iii)                               “Parent” means Bicycle Therapeutics Limited, a company formed under the laws of England and Wales.

(iv)                              “Person” means an individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture,

unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

(v)                                 “Subsidiary” means, with respect to any Person, any other Person in which such first Person has a direct or indirect equity ownership interest in excess of 50%.

9.                                      Additional Obligations.  For purposes of this Agreement, Sections 8 and 9, and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants, shall collectively be referred to as the “Continuing Obligations.”

(a)                                 Third-Party Agreements and Rights.  The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information, other than confidentiality restrictions (if any), or the Executive’s engagement in any business.  The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party.  In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(b)                                 Litigation and Regulatory Cooperation.  During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company.  The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company.  The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 8(c).

(c)                                  Protected Disclosures and Other Protected Action.  Nothing in this Agreement shall be interpreted or applied to prohibit the Executive from making any good faith report to any governmental agency or other governmental entity (a “Government Agency”) concerning any act or omission that the Executive reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation.  In addition, nothing contained in this Agreement limits the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including the Executive’s ability to provide documents or other information, without notice to the Company.  In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement or the Restrictive Covenants Provisions for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

10.                               Waiver of Jury Trial; Consent to Jurisdiction.  The Executive and the Company hereby waive any right to a trial by jury with respect to any dispute between them.  The Parties hereby consent to the jurisdiction of the state and federal courts of the Commonwealth of Massachusetts.  Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

11.                               Integration.  This Agreement and the applicable Equity Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements between the Parties concerning such subject matter, including the Prior Agreement, provided that the Restrictive Covenants remain in full effect as reproduced in Section 8 of this Agreement.

12.                               Withholding; Tax Effect.  All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.  Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

13.                               Successor to the Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees.  In the event of the Executive’s death after the Executive’s termination of employment but prior to the completion by the Company of all payments due the Executive’s under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).

14.                               Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15.                               Survival.  The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

16.                               Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17.                               Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

18.                               Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and the Chief Executive Officer of the Company or the Chairperson of the Board.

19.                               No Duplicative Severance.  The Executive shall not have any right to any severance benefits under any Company severance pay plan, offer letter or otherwise.  In the event that the Executive is party to an agreement with the Company providing for payments or benefits under such plan, offer letter or other agreement and this Agreement, the terms of this Agreement shall govern and the Executive may receive payment under this Agreement only and not both.  Further, Section 5 and Section 6 of this Agreement are mutually exclusive and in no event shall the Executive be entitled to payments or benefits pursuant to both Section 5 and Section 6 of this Agreement.

20.                               Governing Law.  This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles thereof.  With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

21.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective on the “Effective Date.”

BICYCLE THERAPEUTICS, INC.

By:	/s/ Lee Kalowski

Its:	President and Treasurer

EXECUTIVE

/s/ Nicholas Keen
Nicholas Keen